Exhibit 10.30

First Amendment

to

Credit Agreement

Dated as of March 19, 2009

Among

PETRO RESOURCES CORPORATION
as Borrower,

CIT Capital USA Inc.,
as Administrative Agent,

and

The Lenders Party Thereto

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “First Amendment”) dated March 19, 2009, is among Petro Resources Corporation, a limited liability company duly formed and existing under the laws of the State of Delaware (the “Borrower”); each of the Lenders from time to time party to the Credit Agreement (as hereinafter defined); and CIT Capital USA Inc., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS

A.           The Borrower, the Administrative Agent and the Lenders are parties to that certain Credit Agreement dated as of September 9, 2008 (the “Credit Agreement”), pursuant to which the Lenders made certain revolving loans and extensions of credit available to and on behalf of the Borrower.

B.           The Borrower has requested and the Administrative Agent and the Lenders have agreed to amend certain provisions of the Credit Agreement.

C.           NOW, THEREFORE, to induce the Administrative Agent and the Lenders to enter into this First Amendment and in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Defined Terms.  Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement, as amended by this First Amendment.  Unless otherwise indicated, all section references in this First Amendment refer to sections of the Credit Agreement.

Section 2. Amendments to Credit Agreement.

2.2 Amendments to Section 1.02.

(a) The definition of “Adjusted LIBO Rate” is hereby amended to add the phrase  “; provided that the adjusted LIBO Rate applicable for any Eurodollar Loans shall be no less than two and a half percent (2.5%) per annum at any time” after “Statutory Reserve Rate” and before the final period in the third line.

(b) The definition of “Agreement” is hereby amended in its entirety to read as follows:

“Agreement” means this Credit Agreement, as amended by the First Amendment, and as the same may be further amended or supplemented from time to time.

(c) The definition of “Alternate Base Rate” is hereby amended in its entirety to read as follows:

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day plus one percent (1%), (b) the sum of the Federal Funds Effective Rate in effect on such day plus one-half of one percent (0.5%) and (c) the Adjusted LIBO Rate having an Interest Period of three months in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

(d) The definition of “Applicable Margin” is hereby amended in its entirety to read as follows:

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Grid
Borrowing Base Utilization Percentage	<33.33%	≥33.33% <66.66%	≥66.66%
Eurodollar Loans	2.500%	2.750%	3.000%
ABR Loans	1.500%	1.750%	2.000%
Commitment Fee Rate	0.375%	0.375%	0.500%

Each change in the Applicable Margin or Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.11(a), then the “Applicable Margin” and the “Commitment Fee Rate” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level, provided further that, upon the delivery of such Reserve Report, the “Applicable Margin” and the “Commitment Fee Rate” means the rate per annum applicable immediately prior to the rate increase as a result of the failure to deliver such Reserve Report.

(e) The definition of “EBITDAX” is hereby amended in its entirety to read as follows:

“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, income taxes, depreciation, depletion, amortization, exploration expenses and other similar noncash charges, minus all noncash income added to Consolidated Net Income; provided that EBITDAX for the fiscal quarters ending March 31, 2009, June 30, 2009 and September 30, 2009 shall be calculated as follows:

(a)           for the fiscal quarter ending March 31, 2009, EBITDAX shall be EBITDAX for such quarter multiplied by four;

(b)           for the fiscal quarter ending June 30, 2009, EBITDAX shall be EBITDAX for the six-month period ending on such date multiplied by two.

(c)           for the fiscal quarter ending September 30, 2009, EBITDAX shall be EBITDAX for the nine-month period ending on such date multiplied by four/thirds.

Thereafter, EBITDAX shall be calculated using EBITDAX for the period of four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available.

(f) The definition of “Interest Expense” is hereby amended in its entirety to read as follows:

“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Borrower and the Consolidated Subsidiaries for such period, including to the extent included in interest expense under GAAP:  (a) amortization of debt discount, (b) capitalized interest and (c) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense whether or not the same constitutes interest expense under GAAP; provided that Interest Expense for the fiscal quarters ending March 31, 2009, June 30, 2009 and September 30, 2009 shall be calculated as follows:

(a)           for the fiscal quarter ending March 31, 2009, Interest Expense shall be Interest Expense for such quarter multiplied by four;

(b)           for the fiscal quarter ending June 30, 2009, Interest Expense shall be Interest Expense for the six-month period ending on such date multiplied by two.

(c)           for the fiscal quarter ending September 30, 2009, Interest Expense shall be Interest Expense for the nine-month period ending on such date multiplied by four/thirds.

Thereafter, Interest Expense shall be calculated using Interest Expense for the period of four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available.

(g) The definition of “LIBO Rate” is hereby amended in its entirety to read as follows:

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Bloomberg BBAM Screen (or on any successor or substitute thereto or therefor providing rate quotations comparable to those currently provided on Bloomberg BBAM Screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be determined by Administrative Agent by reference to such other comparable publicly available service for displaying the offered rate for dollar deposits in the London interbank market as may be selected by the Administrative Agent and, in the absence of availability, the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of a banking institution selected by the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

(h) The first sentence of the definition of “Prime Rate” is hereby amended in its entirety to read as follows:

“Prime Rate” means in respect of ABR Loans, the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. (or its successor) as its prime rate in effect at its principal office in New York City (or if such rate is at any time not available, the prime rate so quoted by any banking institution as determined by the Administrative Agent in its sole discretion); each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

(i) The following definition is hereby added where alphabetically appropriate to read as follows:

“First Amendment” means that certain First Amendment to Credit Agreement, dated as of March 19, 2009, among the Borrower, the Administrative Agent and the Lenders party thereto.

2.3 Amendment to Section 3.03.  Section 3.03 is hereby amended in its entirety to read as follows:

Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (i) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or LIBO Rate for such Interest Period or (ii) deposits (whether in dollars or an alternative currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurodollar Borrowing; or

(b) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

2.4 Amendments to Section 9.01.  Sections 9.01(a) and (b) are hereby amended in their entirety to read as follows:

(a) Interest Coverage Ratio.  The Borrower will not, as of the last day of any fiscal quarter, permit its ratio of EBITDAX to Interest Expense to be less than (i) 2.0 to 1.0 for the fiscal quarters ending March 31, 2009 and June 30, 2009, (ii) 2.25 to 1.0 for the fiscal quarters ending September 30, 2009 and December 31, 2009, and (iii) 2.5 to 1.0 for all fiscal quarters ending thereafter.

(b) EBITDAX Ratios.

(i) Ratio of Net Debt to EBITDAX.   The Borrower will not, at any time, permit its ratio of Net Debt as of such time to EBITDAX as of the last day of the most recent fiscal quarter for which financial statements are then available to be greater than (A) 6.5 to 1.0 for all fiscal quarters ending in the 2009 calendar year, (B) 6.0 to 1.0 for all fiscal quarters ending in the 2010 calendar year, and (C) 5.0 to 1.0 for all fiscal quarters ending thereafter.

(ii) Ratio of Indebtedness to EBITDAX.  The Borrower will not, at any time, permit its ratio of Indebtedness as of such time to EBITDAX as of the last day of the most recent fiscal quarter for which financial statements are then available to be greater than 2.75 to 1.0.

Section 3. Waivers.

3.2 The Borrower has informed the Administrative Agent that it is unable to comply with Sections 9.01(a) and 9.01(b) for the fiscal quarter ended December 31, 2008, in violation of Sections 9.01(a) and 9.01(b) of the Credit Agreement (the “Designated Defaults”).  Therefore, the Borrower hereby requests, and the Administrative Agent and the Lenders hereby agree to waive the Designated Defaults.  Except as expressly waived herein, all covenants, obligations and agreements of the Borrower contained in the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their terms.

3.3 Neither the execution by the Administrative Agent or the Lenders of this First Amendment, nor any other act or omission by the Administrative Agent or the Lenders or their officers in connection herewith, shall be deemed a waiver by the Administrative Agent or the Lenders of any other defaults which may exist, which may have occurred prior to the Designated Defaults or which may occur in the future under the Credit Agreement and/or the other Loan Documents, or any future defaults of the same provision waived hereunder (collectively "Other Violations").  Similarly, nothing contained in this First Amendment shall directly or indirectly in any way whatsoever: (i) impair, prejudice or otherwise adversely affect the Administrative Agent's or the Lenders' right at any time to exercise any right, privilege or remedy in connection with the Loan Documents with respect to any Other Violations, (ii) amend or alter any provision of the Credit Agreement, the other Loan Documents, or any other contract or instrument, or (iii) constitute any course of dealing or other basis for altering any obligation of the Borrower or any right, privilege or remedy of the Administrative Agent or the Lenders under the Credit Agreement, the other Loan Documents, or any other contract or instrument.  Nothing in this First Amendment shall be construed to be a consent by the Administrative Agent or the Lenders to any Other Violations.

Section 4. Conditions Precedent.  This First Amendment shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02 of the Credit Agreement):

4.2 The Administrative Agent shall have received from each party hereto, counterparts (in such number as may be requested by the Administrative Agent) of this First Amendment signed on behalf of such Person.

4.3 The Administrative Agent, the Arranger and the Lenders shall have received all commitment, facility and agency fees and all other fees and other amounts due and payable on or prior to the effective date of this First Amendment, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower (including, without limitation, the reasonable fees and expenses of Vinson & Elkins L.L.P., counsel to the Administrative Agent).

4.4 At the time of and immediately after giving effect to the terms of this First Amendment, no Default shall have occurred and be continuing.

The Administrative Agent is hereby authorized and directed to declare this First Amendment to be effective when it has received documents confirming or certifying, to the satisfaction of the Administrative Agent, compliance with the conditions set forth in this Section 4 or the waiver of such conditions as permitted hereby. Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes.

Section 5. Miscellaneous.

5.2 Confirmation.  The provisions of the Credit Agreement, as amended by this First Amendment, shall remain in full force and effect following the effectiveness of this First Amendment.

5.3 Ratification and Affirmation; Representations and Warranties.  The Borrower hereby (a) acknowledges the terms of this First Amendment; (b) ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect, except as expressly amended hereby, notwithstanding the amendments contained herein and (c) represents and warrants to the Lenders that as of the date hereof, after giving effect to the terms of this First Amendment:  (i) all of the representations and warranties contained in each Loan Document to which it is a party are true and correct, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct as of such specified earlier date, (ii) no Default or Event of Default has occurred and is continuing and (iii) no event or events have occurred which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.4 Counterparts.  This First Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of this First Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

5.5 NO ORAL AGREEMENT.  THIS FIRST AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND THEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR UNWRITTEN ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.

5.6 GOVERNING LAW.  THIS FIRST AMENDMENT (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

5.7 Payment of Expenses.  The Borrower agrees to pay or reimburse the Administrative Agent for all of its out-of-pocket costs and expenses incurred in connection with this First Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

5.8 Severability.  Any provision of this First Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.9 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and its respective successors and assigns.

5.10 Release of Lenders.  IN CONSIDERATION OF THIS FIRST AMENDMENT AND, SUBJECT TO THE CONDITIONS STATED HEREIN, THE BORROWER HEREBY RELEASES, ACQUITS, FOREVER DISCHARGES, AND COVENANTS NOT TO SUE, THE ADMINISTRATIVE AGENT AND EACH OF THE LENDERS, ALONG WITH ALL OF THEIR BENEFICIARIES, OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, SERVANTS, ATTORNEYS AND REPRESENTATIVES, AS WELL AS THEIR RESPECTIVE HEIRS, EXECUTORS, LEGAL REPRESENTATIVES, ADMINISTRATORS, PREDECESSORS IN INTEREST, SUCCESSORS AND ASSIGNS (EACH INDIVIDUALLY, A “RELEASED PARTY” AND COLLECTIVELY, THE “RELEASED PARTIES”) FROM ANY AND ALL CLAIMS, DEMANDS, DEBTS, LIABILITIES, SUITS, OFFSETS AGAINST THE INDEBTEDNESS EVIDENCED BY THE LOAN DOCUMENTS AND ACTIONS, CAUSES OF ACTION OR CLAIMS FOR RELIEF OF WHATEVER KIND OR NATURE, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED BY BORROWER OR ANY GUARANTOR, WHICH THE BORROWER, ANY GUARANTOR, OR ANY SUBSIDIARY MAY HAVE RELATED TO ANY ACTIONS OR FACTS OCCURRING PRIOR TO THE DATE OF THIS FIRST AMENDMENT AGAINST ANY RELEASED PARTY, FOR OR BY REASON OF ANY MATTER, CAUSE OR THING WHATSOEVER OCCURRING ON OR PRIOR TO THE DATE OF THIS FIRST AMENDMENT, WHICH RELATE TO, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY THE CREDIT AGREEMENT, ANY NOTE, ANY SECURITY INSTRUMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS EVIDENCED THEREBY, INCLUDING, WITHOUT LIMITATION, ANY DISBURSEMENTS UNDER THE CREDIT AGREEMENT, ANY NOTES, THE NEGOTIATION OF ANY OF THE CREDIT AGREEMENT, THE NOTES, OR THE OTHER LOAN DOCUMENTS, THE TERMS THEREOF, OR THE APPROVAL, ADMINISTRATION, ENFORCEMENT OR SERVICING THEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first written above.

BORROWER:	PETRO RESOURCES CORPORATION

	By:	/s/ Donald L. Kirkendall
Name: Donald L. Kirkendall
Title: President

ADMINISTRATIVE AGENT AND LENDER:	CIT CAPITAL USA INC., as Administrative Agent and as a Lender

	By:	/s/ David Bornstein
David Bornstein
Vice President

LENDER:	CIT BANK, as a Lender

	By:	/s/ Daniel Burnett
Name: Daniel Burnett
Title: Authorized Signatory

Signature Page to First Amendment to Credit Agreement
(Petro Resources Corporation)
S-3